                          EUA COGENEX CORPORATION
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEARS ENDED DECEMBER 31,
                              (in thousands)
                                (UNAUDITED)

                                                                         1999         1998
Revenues:

   Paid from savings                                                  $15,917      $19,815
   Energy savings projects sales and sales-type leases                 25,227       40,485
   Installation and fabrication of energy savings equipment                 0        1,331
      Total revenues                                                   41,144       61,631

Contract expenses:

   Maintenance                                                          1,130        1,164
   Other contract expenses                                              1,475        3,836
   Depreciation and amortization                                        9,011       10,143
   Cost of energy savings project sales and
      sales-type lease transactions                                    21,158       15,842
         Total contract expenses                                       32,774       30,985

Cost of installation and fabrication                                        0        1,066


               Gross profit                                             8,370       29,580

Operating expenses:

   General and administrative                                           8,316        8,177
   Depreciation and amortization                                          980        1,305
   Taxes other than income                                                464          572
      Total operating expenses                                          9,760       10,054

               Income from operations                                  (1,390)      19,526

Other income and deductions:

   Interest income                                                      5,120        6,033
   Equity earnings of subsidiaries                                        457          (10)
   Other - net                                                            194        1,525
      Total other income and deductions                                 5,771        7,548

Interest expense:

   Interest on long-term debt                                           6,841        7,473
   Interest on short-term debt                                            339        1,769
   Other interest                                                          48          106
   Capitalized interest                                                  (189)        (234)
      Total interest expense                                            7,039        9,114

               Income before income taxes                              (2,658)      17,960

Provision for income taxes - benefit (expense)                            390         (657)

               Income from continuing operations                       (2,268)      17,303

Discontinued operations:

   Loss from Day/DayMetrix operations
   (net of income tax benefit of $249 in 99 and $338 in 1998)            (549)        (802)

   Loss from disposal of Day/DayMetrix
   (net of income tax benefit of $1,003 in 99)                         (3,273)

   Loss on disposal of cogeneration
   (net of income tax benefit of $300 in 99 and $1,208 in 1998)          (557)      (2,245)

                Net (loss) income                                     ($6,647)     $14,256